Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Consolidated Financial Statements Two months ended December 31, 2001 and year ended October 31, 2001

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Consolidated Balance Sheets As at December 31 and October 31, 2001 (in Canadian dollars)

	December 31, 2001	October 31, 2001

ASSETS
Current Assets
Cash and cash equivalents	$ 215,273	$ 402,233
Accounts receivable	192,633	299,750
Inventory	25,307	25,854
Prepaid expenses and advances	107,083	104,316
	540,296	832,153

Net assets of discontinued operations - (note 4)	2,270,958	2,406,357
Deposits - (note 5)	3,670,742	2,494,834
Property, plant and equipment (note 6)	7,193,088	6,906,817
Intangibles - (note 7)	2,281,795	2,247,752
Deferred charges	265,616	167,413
	$ 16,222,495	$ 15,055,326
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$ 1,861,887	$ 1,332,389
Deferred revenue	58,660	70,872
	1,920,547	1,403,261

Non-controlling interest	926,458	927,083
	2,847,005	2,330,344
SHAREHOLDERS' EQUITY
Capital stock
Authorized
100,000,000 common shares of no par value
Issued and fully paid (note 8)	26,110,367	21,310,084
Contributed surplus	96,041	72,493
Warrants (note 8(d))	4,087,070	562,723
Share subscription - (note 8(e))	-	6,864,480
Cumulative translation account	863,202	655,703
Deficit	(17,781,190)	(16,740,501)
	13,375,490	12,724,982

	$ 16,222,495	$ 15,055,326
Commitments and contingencies (note 9)
Subsequent events (note 12)
See accompanying Notes to Consolidated Financial Statements

/s/ Stan Lis	Director	/s/ Iwona Kozak	Director

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Consolidated Statements of Loss and Deficit

Two months ended December 31, 2001 and year ended October 31, 2001

(in Canadian dollars)

	Two months ended December 31, 2001	Year ended October 31, 2001

Revenues	$ 639,871	$ 2,079,504

Expenses
Programming	131,761	287,601
Installation, materials and maintenance	156,869	1,134,638
Sales and marketing	147,648	794,106
General and administrative	854,522	1,995,603
	1,290,800	4,211,948
Loss before undernoted items	(650,929)	(2,132,444)
Amortization of property, plant and equipment	75,811	553,914
Amortization of intangibles and goodwill	17,453	50,665
	93,264	604,579
Loss before other items	(744,193)	(2,737,023)
Other items
Interest income	(8,735)	(49,032)
Financial expenses	69,842	32,042
Write-down of deposits	-	409,783
Gain on disposal of assets	-	(6,170)
	61,107	386,623
Loss from continuing operations before future income taxes and non-controlling interest	(805,300)	(3,123,646)
Future income taxes (recovery)	-	(640,691)

Loss from continuing operations before non-controlling interest	(805,300)	(2,482,955)

Non-controlling interest	(31,809)	(181,336)

Net loss from continuing operations for the period	(773,491)	(2,301,619)
Net loss from discontinued operations (note 4)	(267,198)	(2,231,941)
Net loss for the period	1,040,689	4,533,560

Deficit, beginning of period	16,740,501	12,206,941

Deficit, end of period	$ 17,781,190	$ 16,740,501

Loss per share, basic and diluted
Continuing operations	$ (0.04)	$ (0.11)
Discontinued operations	$ (0.01)	$ (0.10)
Loss per share	$ (0.05)	$ (0.21)

Weighted average number of shares
Basic and diluted	22,163,416	21,837,002

See accompanying Notes to Consolidated Financial Statements

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Consolidated Statements of Cash Flows Two months ended December 31, 2001 and year ended October 31, 2001 (in Canadian dollars)

	Two months ended December 31, 2001	Year ended October 31, 2001

Operating Activities
Net loss from continuing operations	$ (773,491)	$ (2,301,619)
Items not involving cash
Amortization	93,264	604,579
Non-controlling interest	(31,809)	(181,336)
Write-down of deposits	-	409,783
Gain on disposal of assets	-	(6,170)
Future income tax recovery	-	(640,691)
Stock-based compensation expense	23,548	72,493
Change in non-cash working capital	(688,488)	(2,042,961)
Accounts receivable	113,980	511,032
Inventory	1,403	(2,586)
Prepaid expenses and advances	507	(60,105)
Accounts payable and accrued liabilities	484,502	694,626
Issuance of shares for issue costs	-	(35,770)
Deferred revenue	(14,333)	67,842
Net cash used in operating activities	(102,429)	(867,922)
Net cash used in discontinued operating activities	237,848	(441,570)
Net cash used by operating activities	135,419	(1,309,492)

Financing Activities
Issuance of shares for cash	1,557,095	347,300
Share issue costs	(119,043)	(83,273)
Share subscription (note 8)	-	6,983,523
Net cash provided from continuing financing activities	1,438,052	7,247,550
Net cash provided from discontinued financing activities	-	-
Net cash provided from financing activities	1,438,052	7,247,550

Investing Activities
Acquisition of MTK	-	(1,784,418)
Purchase of property, plant and equipment	(124,752)	(940,702)
Purchase of licences	-	(42,608)
Proceeds from sale of equipment	-	17,190
Deposits	(1,067,188)	(2,152,489)
Deferred charges	(90,497)	(160,256)
Investment in Stream Poland	-	(147,671)
Net cash used in continuing investing activities	(1,282,437)	(5,210,954)
Net cash used in discontinued investing activities	(332,612)	(535,367)
Net cash used in investing activities	(1,615,049)	(5,746,321)

Foreign exchange effect on cash	(145,382)	(215,903)

Decrease in cash and cash equivalents	(186,960)	(24,166)

Cash and cash equivalents at beginning of period	402,233	426,399

Cash and cash equivalents at end of period	$ 215,273	$ 402,233

See accompanying Notes to Consolidated Financial Statements

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

1.	NATURE OF OPERATIONS

Stream Communications Network, Inc. ("Stream" or the "Company") mainly provides cable television services. Its business lines also include high-speed internet access. Previous business plans of the implementation and commercialization of animal-waste rendering technologies changed to incineration of animal waste and the business is available for sale, see note 4 - Discontinued operations. In addition, all of its operations are located in Poland.

The company was incorporated on March 28, 1979 by registration of its Memorandum and Articles under the Company Act of British Columbia, Canada. The company's stock was consolidated on a one new for 3.9 old shares basis on August 16, 1985 and again consolidated on a one new for three old shares basis on May 29, 1992. On October 19, 2001 the Company changed its name from Trooper Technologies Inc. to Stream Communications Network, Inc.

The accompanying financial statements have been prepared using Canadian generally accepted accounting principles applicable to a going concern. The use of such principles may not be appropriate because as of December 31, 2001, there was substantial doubt that the company would be able to continue as a going concern.

For the period ended December 31, 2001, the company had a loss of $1,040,689, an accumulated deficit of $17,781,190 and working capital deficiency of $1,380,251. The company is actively pursuing additional funding to continue its current projects (note 12). Management continues to develop the company's operating capabilities in order to improve cash flow from operations and signed an agreement to sell the net assets of the discontinued operation subsequent to December 31, 2001 (note 12).

Although there is no assurance that the company will be successful in these actions, management is confident that it will be able to continue as a going concern. Accordingly, these financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. A reconciliation of amounts presented in accordance with United States generally accepted accounting principles is detailed in note 13. A summary of the significant accounting policies are as follows:

	Basis of presentation
	These consolidated financial statements include the accounts of the Company and the following subsidiaries. All intercompany transactions and balances have been eliminated.
		Country of Incorporation	Percentage ownership December 31, 2001	Percentage ownership October 31, 2001
	EES Waste solutions Limited	Cyprus	100.0%	100.0%
	International Eco-Waste Systems S.A. ("Eco-Waste")	Poland	100.0%	100.0%
	Stream Communications Sp. z o.o. ("Stream")	Poland	100.0%	100.0%
	Miejska Telwizja Kablows Sp. z o.o. ("MTK")	Poland	100.0%	100.0%
	Polvoice.com Sp. z o.o. ("Polvoice")	Poland	95.5%	95.5%
	Bielsat.com Sp. z o.o. ("Bielsat")	Poland	51.0%	51.0%
	Cash and cash equivalents
	Cash and cash equivalents consist of cash and highly liquid investments with maturities less than three months.
	Inventory
	Inventory is valued at the lower of cost and net realizable value, determined on a first-in, first-out basis.
	Deferred charges

Charges relating to due diligence of acquisition targets have been deferred if completion is more likely than not. The deferred charges will be included in the cost of the acquired business and allocated to acquired net assets.

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

Charges relating to the start-up of the company's activities regarding animal-waste rendering had been deferred and amortized on a straight-line basis over a period of five years. These charges have been written-off in the year ended October 31, 2001 as this business is considered a discontinued operation (note 4).

Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated amortization. Amortization is provided for using the declining-balance method at the following rates per annum:

Automobiles	20% - 30%
Buildings	3%
Computer hardware	30%
Computer software	20% - 100%
Cable television network equipment	5% - 30%
Furniture, fixtures and equipment	20%
Plant and machinery	30% - 45%
Revenue recognition
Substantially all of revenue is derived from cable TV subscriber fees. Subscriber fees are recorded as revenue in the period the service is provided. Funds received in advance are deferred.
Foreign currency translation

In years prior to October 31, 2001, the company's foreign subsidiaries were considered to be integrated foreign operations, which were financially interdependent with the reporting enterprise such that the exposure to exchange rate changes was similar to the exposure which would exist had the transactions and activities of the foreign operation been undertaken by the reporting enterprise. As such, the Canadian dollar was considered to be the subsidiaries' functional currency. Financial statements of the company's foreign subsidiaries were translated using the temporal method.

During 2001, Stream Poland recorded significant revenue and expenses and the Polish Zloty became the subsidiaries' functional currency. To reflect this change in circumstance, the company adopted the current rate method prospectively in the year ended October 31, 2001. Exchange gains and losses arising from the translation of the financial statements of Polish subsidiaries are deferred and included in a separate component of shareholders' equity.

Foreign currency transactions are initially recorded at the rate of exchange prevailing at the date of the transaction. Thereafter, monetary assets and liabilities are adjusted to reflect the exchange rates in effect at the balance sheet dates. Gains and losses resulting from the adjustment are included in the statement of loss.

Loss per share

Basic loss per share is computed using the weighted-average number of common shares outstanding. Diluted loss per share is computed using the weighted-average common shares outstanding after giving effect to potential common shares from stock options based on the treasury stock method, plus other potentially dilutive securities outstanding. For both periods presented, the effect of the assumed conversion of potentially dilutive securities outstanding was antidilutive.

Income taxes

In October 2001 the company adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) with respect to accounting for income taxes. Under the new recommendations, the liability method of tax allocation is used in accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes. Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

	Acquisitions, intangible assets and goodwill

In July 2001, the Canadian Institute of Chartered Accountants Handbook section 1581, "Business Combination", replacing section 1580, that will require all business combinations to use the purchase method of accounting. It has also approved a new section 3062, "Goodwill and Other Intangible Assets", that will require intangible assets with an indefinite life and goodwill to be tested for impairment on an annual basis. Goodwill and indefinite life intangibles will no longer be amortized. Intangible assets with a definite life will continue to be amortized over their useful lives. The new sections are consistent with those recently approved by the FASB (SFAS No. 141 and SFAS No.142). The adoption of these new standards is not expected to have any material effect on the Company's financial position, results of operations or its cash flows. Section 1581 is effective for business combinations initiated from July 1, 2001.

	The Company has adopted the new recommendations of the Canadian Institute of Chartered Accountants with respect to goodwill and intangibles prospectively from the period ended December 31, 2001.

The company determined that the cable TV licences have indefinite life. The company evaluated its existing intangible assets and goodwill and concluded that no provisions for impairment were required, except for goodwill from the acquisition of PolVoice, now part of discontinued operations (note 4). Subscriber base is amortized using the straight-line method at rate of 5%.

	Financial Instruments
	The fair values of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate their carrying values due to their short-term nature.
	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the periods reported. Actual results could differ from those estimates.

	Stock option plan

In September 2001, the Canadian Institute of Chartered Accountants approved a new Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments." The new Section is based on FASB Statement No. 123, Accounting for Stock-Based Compensation. The company has adopted this section prospectively commencing November 1, 2001.

Compensation expense is recognized when stock options are issued to employees and directors using the intrinsic value at the date of grant. Compensation cost is recorded for the excess, if any, of the market price at the date granted over the exercise price.

Compensation expense is determined when stock options are issued to non-employees and non-directors and is recognized over the vesting period of the option. The compensation expense is determined as the fair value of the option at the date of grant using an option pricing model.

3.	SUPPLEMENTAL CASH FLOW INFORMATION
		Two months ended December 31, 2001	Year ended October 31, 2001
	Interest paid	$ -	$ -
	Supplemental non-cash investing and financing activities
	Private placement issue costs	23,520	35,770
	Conversion of intercompany balance to investment in PolVoice	-	698,139
4.	DISCONTINUED OPERATIONS

During 2001, the company commenced planned operations in providing cable TV and related cable services. The previous business of meat waste rendering was interupted when the European Commission imposed a ban on meat and bone meal products due to the risk of Bovine Spongiform Encephalopathy ("BSE") spread by these products. The Company changed direction in regards to the meat rendering business to avoid liability and uncertainty from the fallout from BSE and applied to change its hazardous waste licence to an incinerator licence. The Company can utilize this licence to start operations in the hazardous waste business, but the company has decided to sell this business (note 12), as it does not fit with its cable service business.

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

In view of the Company's main business and objectives directed towards cable TV, it was decided to discontinue the operations of PolVoice. In this manner, the Company is focused on one business objective. Subsequent to December 31, 2001, the operations of PolVoice were discontinued.

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

The statements of operations for the discontinued business operations are:
Two months ended December 31, 2001	PolVoice	Eco-Waste	Total
Sales	$ (10,347)	$ -	$ (10,347)
Expenses	112,905	124,182	237,087
Interest expense	120	24	144
Write-down of net assets to net realizable value	40,789	-	40,789
Foreign exchange loss (gain)	(4)	(471)	(475)
Loss from discontinued operations	$ 143,463	$ 123,735	$ 267,198

Year ended October 31, 2001	PolVoice	Eco-Waste	Total
Sales	$ (14,614)	$ -	$ (14,614)
Expenses	$ 374,359	$ 407,582	781,941
Interest expense	714	701	1,415
Amortization	-	101,786	101,786
Interest income	(7,953)	(6,227)	(14,180)
Write-down of assets	-	241,343	241,343
Write-off start-up costs	-	1,134,250	1,134,250
Loss from discontinued operations	$ 352,506	$ 1,879,435	$ 2,231,941

The balance sheets for the discontinued business operations are:
At December 31, 2001	PolVoice	Eco-Waste	Total
Current assets	$ 142,728	$ 123	$ 142,851
Property, plant and equipment
Land	-	136,533	136,533
Buildings	-	809,215	809,215
Automotive	-	34,617	34,617
Equipment, furniture and fixtures	-	222,657	222,657
Plant construction in progress	-	1,427,891	1,427,891
Goodwill	31,055	-	31,055
VAT receivable	-	29,308	29,308
Current liabilities	(132,994)	(389,386)	(522,380)
Net assets of discontinued operations before net realizable value provision	40,789	2,270,958	2,311,747
Net realizable value provision	(40,789)	-	(40,789)
Net assets of discontinued operations	$ -	$ 2,270,958	$ 2,270,958

At October 31, 2001	PolVoice	Eco-Waste	Total
Current assets	$ 122,426	$ 102,817	$ 225,243
Property, plant and equipment
Land	-	132,004	132,004
Buildings	-	572,328	572,328
Automotive	-	35,232	35,232
Equipment, furniture and fixtures	-	172,430	172,430
Plant construction in progress	-	1,303,099	1,303,099
Goodwill	31,054	-	31,054
VAT receivable	-	63,813	63,813
Current liabilities	(53,174)	(75,672)	(128,846)
Net assets of discontinued operations before net realizable value provision	100,306	2,306,051	2,406,357
Net realizable value provision	-	-	-
Net assets of discontinued operations	$ 100,306	$ 2,306,051	$ 2,406,357

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

5.	DEPOSITS
	The Company advanced $3,670,742 as deposits towards preliminary agreements to purchase cable television subscribers and network and equipment located in Poland. (note 12)
6.	PROPERTY, PLANT AND EQUIPMENT
	At December 31, 2001	Cost	Accumulated amortization	Net book value

	Automobiles	$ 134,110	$ 24,947	$ 109,163
	Cable television network equipment	7,030,207	711,813	6,318,394
	Computer hardware	182,857	91,615	91,242
	Computer software	73,885	29,516	44,369
	Equipment	21,608	17,295	4,313
	Furniture and fixtures	664,562	279,691	384,871
	Plant construction-in-progress	240,736	-	240,736
		$ 8,347,965	$ 1,154,877	$ 7,193,088
	At October 31, 2001

	Automobiles	$ 122,796	$ 20,023	$ 102,773
	Cable television network equipment	6,525,733	618,052	5,907,681
	Computer hardware	161,691	77,230	84,461
	Computer software	71,570	25,704	45,866
	Equipment	21,608	17,206	4,402
	Furniture and fixtures	577,981	200,893	377,088
	Plant construction-in-progress	384,546	-	384,546
		$ 7,865,925	$ 959,108	$ 6,906,817
7.	INTANGIBLE ASSETS
	At December 31, 2001	Cost	Accumulated amortization	Net book value
	Cable TV licences	$ 80,508	$ 17,524	$ 62,984
	Subscriber base	2,129,157	52,211	2,076,946
	Goodwill	147,671	5,806	141,865
		$ 2,357,336	$ 75,541	$ 2,281,795
	At October 31, 2001
	Cable TV licences	$ 77,837	$ 16,942	$ 60,895
	Subscriber base	2,079,779	34,758	2,045,021
	Goodwill	148,033	6,197	141,836
		$ 2,305,649	$ 57,897	$ 2,247,752
	Transitional disclosures

Section 3062 of the Canadian Institute of Chartered Accountants handbook requires disclosure of what reported income before extraordinary items and net income would have been in all periods presented exclusive of amortization expense (including any related tax effects) recognized in those periods related to goodwill, intangible assets that will no longer be amortized, any deferred credit related to an excess over cost, and equity method goodwill (including any related tax effects). Adjusted per-share amounts also are required to be disclosed for all periods presented. Stream Communications Network, Inc. initially applied Section 3062 on November 1, 2001. The amortization expense and net income of Stream Communications Network, Inc. for the year of adoption of Section 3062 and the prior year follow:

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

			Two months ended December 31, 2001	Year ended October 31, 2001
	Reported net loss for the period		$ (1,040,689)	$ (4,533,560)
	Add back: Cable TV licences amortization		-	3,892
	Add back: Goodwill amortization		-	7,402
	Adjusted net loss for the period		$ (1,040,689)	$ (4,522,266)
	Basic earnings per share:
	Reported net loss		$ (0.05)	$ (0.21)
	Cable TV licences amortization		-	-
	Goodwill amortization		-	-
	Adjusted net loss per share for the period		$ (0.05)	$ (0.21)
8.	CAPITAL STOCK
	(a) Authorized
	100,000,000 common shares of no par value

	(b) Issued	Number of Shares	Price	Share Capital
	Balance - October 31, 2000	21,644,778		20,962,784
	Exercise of options	14,000	$ 2.65	37,100
	Exercise of options	220,000	$ 1.41	310,200
	Balance - October 31, 2001	21,878,778		$ 21,310,084
	Private placement	901,286	$ 1.75	1,577,251
	Private placement	4,740,875	$ 1.60	7,585,400
	Private placement	125,000	$ 3.15	393,800
	less share issuance costs	-		(130,863)
	Finder's fee	20,440	$ 1.75	35,770
	Fair value of warrants	-		(3,524,347)
	Subscriptions receivable	(710,455)	$ 1.60	(1,136,728)
	Shares alloted for subscriptions receivable	710,455		-
	Balance - December 31, 2001	27,666,379		$ 26,110,367
	Subsequent to December 31, 2001, the company received subscriptions of $1,136,728. (note 12)
	(c) Options

In the Annual General Meeting held on April 30, 2001, the shareholders approved the creation of the "Stock Option Plan" pursuant to which the directors were authorized to issue stock options from time to time to employees, officers, consultants and directors of the Company up to 4,375,755 common shares of the Company at the time of such issue, at a minimum price allowed under the applicable securities laws.

Common share purchase options are issued to directors, officers, employees and non-emplyees of the company with exercise prices which approximate market values at the time the option is granted. Options granted previously vested immediately and have a term of five years. Options granted in this period vest one-quarter every six months with the first quarter vesting immediately. Options are normally granted for a period of five years.

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

Summary of directors' and employees' stock options, warrants and convertible securities outstanding:
	Shares	Weighted average exercise price $
Balance of options at October 31, 2000	2,159,062	2.45
Granted	242,000	1.60
Exercised	(234,000)	1.48
Forfeited	(250,000)	2.65
Balance of options at October 31, 2001	1,917,062	2.43
Granted	2,807,938	1.60
Forfeited	(355,000)	2.65
Balance of options at December 31, 2001	4,370,000	1.60
Stock-based compensation

As at December 31, 2001, there are 25,000 stock options to non-empoyees and non-directors. Using the fair value method for stock based compensation, administration expense was charged with $23,548 for the two months ended December 31, 2001.

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

Had compensation cost for the company's stock option plan been determined based on the fair value at the grant date with the fair value method, the company's net loss for the period and net per loss per share for the period would have been increased to the pro forma amounts indicated below:

				For two months	For the year
				period ended	ended
				December 31	October 31
				2001	2001

Net loss for the period				$ 1,040,689	$ 4,533,560
Additional stock-based compensation costs				823,513	322,773
Pro forma net loss for the period				$ 1,864,202	$ 4,856,333
Pro forma basic loss per share for the period				$ 0.08	$ 0.22

Under the fair value based method for stock-based compensation, additional costs of approximately $823,513, and $322,773 would have been recorded for the two months period ended December 31, 2001 and the year ended October 31, 2001 respectively.

These amounts were determined using an option pricing model assuming no dividends were paid, a weighted average volatility of the company's share prices calculated for a period equal to the remaining life of the option, 73.5% (October 31, 2001- 74.6% ) and a weighted average annual risk free rate of 3.00% (October 31, 2001 - 3.00%).

The following table summarizes information about fixed stock options outstanding at December 31, 2001:
	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding at December 31, 2001	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number exercisable at December 31, 2001	Weighted average exercise price $
$ 1.41	114,062	2.4	$ 1.41	114,062	$ 1.41
$ 1.60	3,049,938	5.0	$ 1.60	242,000	$ 1.60
$ 2.62	715,000	3.3	$ 2.62	715,000	$ 2.62
$ 2.65	491,000	3.7	$ 2.65	505,000	$ 2.65
$1.41 - $2.65	4,370,000	4.5	$ 1.88	1,576,062	$ 2.39

(d) Warrants

The changes in warrants were as follows:
	Number of warrants	Number of common shares permitted to be purchased	Price per share	Expiry Date	Fair value of Warrants
Balance October 31, 2001 and October 31, 2000	1,195,000	597,500	$ 2.85	July 12, 2002	$ 562,723
Issued	901,286	450,643	$ 2.00	December 28, 2003	293,432
Issued	300,000	150,000	$ 1.80	December 28, 2003	103,962
Issued	4,440,875	4,440,875	$ 1.80	December 28, 2003	3,077,873
Issued	125,000	125,000	$ 3.60	December 28, 2003	49,080
Balance December 31, 2001	6,962,161	5,764,018			$ 4,087,070

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

(e) Private placements

On March 14, 2001 the Company completed a private placement of 901,286 units at a price of $1.75 per unit. Each unit consists of one common share and one-half share purchase warrant purchasing shares at $2.00 each for a period of two years. Share issue costs are payable at a rate of 20,440 shares at $1.75 each.

On April 20, 2001, the Company completed a private placement of 300,000 units at a price of $1.60 per unit. Each unit consists of one common share and one-half share purchase warrant purchasing shares at $1.80 each for a period of two years.

On December 28, 2001, the Company completed a private placement of 3,500,000 units at a price of $1.60 per unit. Each unit consists of one common share and one share purchase warrant purchasing shares at $1.80 each for a period of two years.

On December 28, 2001, the Company completed a private placement of 940,875 units at a price of $1.60 per unit. Each unit consists of one common share and one share purchase warrant purchasing shares at $1.80 each for a period of two years.

On December 28, 2001, the Company completed a private placement of 125,000 units at a price of $2.00 USD per unit. Each unit consists of one common share and one share purchase warrant purchasing shares at $2.25 USD each for a period of two years.

The fair value attributable to the warrants pursuant to the private placements is $3,524,347, based on a volatility rate of 77% and risk-free interest rate of 3%.

9.	COMMITMENTS AND CONTINGENCIES
As at December 31, 2001, the company is committed under leases for cable networks, office space and automobiles in the following amounts:
			2002	$ 384,389
			2003	$ 94,096
			2004	$ 51,066
			2005	$ 58,538
			2006	$ 58,538

10.	SEGMENTED INFORMATION

The company had two reportable segments: Cable TV services, and telephony and internet services. Subsequent to December 31, 2001, the company decided to discontinue the telephony and internet segment (note 4). As a result, the company has only one segment.

Geographic information
Revenues are attributed to countries based on location of customer
					For two months	For the year
					period ended	ended
					December 31	October 31
	Revenues				2001	2001

		Canada			$ -	$ -
		Poland			639,871	2,079,504
					$ 639,871	$ 2,079,504
Property plant and equipment and goodwill
		Canada			$ 24,923	$ 24,923
		Poland			9,449,960	9,129,646
					$ 9,474,883	$ 9,154,569

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

11.	INCOME TAXES
	The company has tax losses available for offset against future taxable income in various jurisdictions for the following approximate amounts:
	Canada		$ 6,251,933
	Poland		6,236,882

	Tax losses in Canada expire as follows:
	2002		$ 1,033,857
	2003		968,515
	2004		-
	2005		948,425
	2006		1,239,319
	2007		1,722,721
	2008		339,096
			$ 6,251,933
	Tax losses in Poland expire as follows:
	2004		$ 2,940,988
	2005		1,637,608
	2006		1,658,286
			$ 6,236,882

	The tax losses in Poland can be carried forward and deducted from taxable profit in the next five years, but not exceeding 50% of the loss in any of these years.
	The following is a reconciliation of income taxes:
		December 31	October 31
		2001	2001
	Statutory rates in Canada	44.62%	44.62%
	Income taxes at Canadian statutory rates	$ (464,355)	$ (2,022,874)
	Difference in tax rates in other jurisdictions	176,290	610,352
	Non-deductible expenses for tax purposes	32,473	11,553
		(255,592)	(1,400,969)
	Tax effect of tax losses not recognized	255,592	760,278
	Current and future tax expense (recovery)	$ -	$ (640,691)
	Future income taxes
	Future income tax assets
	Tax losses	$ 4,535,939	$ 4,258,232
	Property, plant and equipment	(64,307)	(64,307)
	Intangible assets	(581,545)	(572,606)
	Start-up costs	391,065	414,069
	Share issuance costs	31,033	99,830
	Future income tax assets	$ 4,312,186	$ 4,135,218
	Valuation allowance	$ (4,312,186)	$ (4,135,218)
	Net future income tax liability	$ -	$ -

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

12.	SUBSEQUENT EVENTS

Subsequent to December 31, 2001, the Company has signed an agreement to sell the shares of Eco-Waste and EES for the sum of USD $1.5 million. Various approvals must be received for the transaction to close. It is anticpated that the transaction will close by August 31, 2002.

Subsequent to December 31, 2001, the company effectively took control of Gimsat. With the increase in deposits paid, the Gimsat owners agreed that the board of Gimsat could be changed and on January 1, 2002, the board of Gimsat was changed and composed entirely of Stream members.

	Subsequent to December 31, 2001 the company received $1,136,728 in subscriptions receivable and $800,000 from the exercise of warrants.
13.	SUMMARY OF MATERIAL DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES

The consolidated financial statements of the company have been prepared in accordance with accounting principles generally accepted in Canada (Canadian "GAAP") which conform in all material respects with accounting principles generally accepted in the United States ("U.S. GAAP") except as set out below:

	Consolidated Balance sheets
		December 31, 2001		October 31, 2001
		Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

	Deficit	$ (17,781,190)	$ (17,781,190)	$ (16,740,501)	$ (16,740,501)
	Total assets	16,222,495	16,222,495	15,055,326	15,055,326

				For two months	For the year
				period ended	ended
				December 31	October 31
	Consolidated statements of operation			2001	2001
	Loss for the period under Canadian GAAP			(1,040,689)	(4,533,560)
	Start-up costs - (a)			-	1,134,250
	Loss for the period under U.S. GAAP			(1,040,689)	(3,399,310)
	Basic and diluted loss per share, U.S. GAAP			$ 0.05	$ 0.16

	Consolidated statements of cash flow
		2002		2001
		Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
	Cash flows from
	Operating activities	$ 135,419	$ 135,419	$ (1,309,492)	$ (1,309,492)
	Financing activities	1,438,052	1,438,052	7,247,550	7,247,550
	Investing activities	(1,615,049)	(1,615,049)	(5,746,321)	(5,746,321)
	Increase (decrease) in cash and cash equivalents	(41,578)	(41,578)	191,737	191,737
	Foreign exchange effect on cash	(145,382)	(145,382)	(215,903)	(215,903)
	Cash and cash equivalents - beginning of period	402,233	402,233	426,399	426,399
	Cash and cash equivalents - end of period	$ 215,273	$ 215,273	$ 402,233	$ 402,233

Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) Notes to Consolidated Financial Statements December 31, 2001 and October 31, 2001 (in Canadian dollars)

(a) Start-up costs - Under Canadian GAAP, start-up costs can be capitalized until commencement of operations. Under U.S. GAAP, Statement of Position 98-5, Reporting on Cost of Start-up Activities, prescribes that start-up costs should be expensed as incurred. Start-up costs were written off in October 31, 2001 under Canadian GAAP.

(b) Comprehensive income - US GAAP requires disclosure of comprehensive income which comprises income and other comprehensive income. Comprehensive loss for the company consists of net loss and other comprehensive income. Comprehensive loss is $833,190 (October 31, 2001 - $3,877,857).

(c) The Financial Accounting Standards Board issued FAS No. 143, Accounting for Asset Retirement Obligations in June 2001. FAS No. 143 requires that asset retirement obligations be recognized as a liability, measured at fair value. The associated retirement costs are capitalized and amortized over the asset's useful life. FAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.

(d) The Financial Accounting Standards Board issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 requires that an impairment loss should be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value for assets in use. The standard also changes the criteria for classification of operating results as discontinued operations. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 14, 2001.

14.	COMPARATIVE FIGURES
Some of the comparative figures have been reclassified to conform with the presentation adopted in the current period.